DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of July 1, 2010, between Neiman Funds (“Fund”), an Ohio business trust, and Rafferty Capital Markets, LLC, (“RCM”), a corporation organized and existing under the laws of the State of New York.

WHEREAS the Fund is registered under the Investment Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS the Fund desires to retain RCM as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS this Agreement has been approved by a vote of the Fund’s Board of Trustees or Directors (“Board”) and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS RCM is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1. Appointment. The Fund hereby appoints RCM as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares and redemption of Shares on behalf of the Fund, subject to the terms and for the period set forth in this Agreement. RCM hereby accepts such appointment and agrees to act hereunder. The Fund understands that any solicitation activities conducted on behalf of the fund will be conducted primarily, if not exclusively, by employees of the fund’s sponsor who shall become registered representatives of RCM.

2. Services and Duties of RCM.

(1) RCM agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the fund and upon the terms described in the Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the fund, and any supplements thereto, under the 1933 Act and the 1940 Act.

(2) RCM will hold itself available to receive purchase and redemption orders satisfactory to RCM for Shares and will accept such orders on behalf of the Fund. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(3) RCM, with the operational assistance of the Fund’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

(4) RCM shall provide to investors and potential investors only such information regarding the Fund as the Fund shall provide or approve.

RCM shall review and file all proposed advertisements and sales literature with appropriate regulators and shall consults with the fund regarding any comments provided by regulators with respect to such materials.

(5) The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus. The Fund shall make available to RCM a statement of each computation of net asset value and the details of such computation.

(6) RCM at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by RCM shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, RCM shall notify, by any appropriate means, the Fund and its transfer agent of the orders for repurchase of Shares received by RCM since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchases. The Fund reserves the right to suspend such repurchase right upon written notice to RCM. RCM further agrees to act as agent for the Fund to receive and transmit promptly to the Fund’s transfer agent shareholder requests for redemption of Shares.

(7) RCM shall not be obligated to sell any certain number of shares.

(8) RCM shall prepare reports for the board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

3. Duties of the Fund.

(1) The Fund shall keep RCM fully informed of its affairs and shall provide to RCM from time to time copies of all information, financial statements, and other papers that RCM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent pubic accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as RCM may request, and the Fund shall fully cooperate in the efforts of RCM to sell and arrange for the sale of Shares.

(2) The Fund shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The fund shall notify RCM in writing of the states in which the Shares may be sold and shall notify RCM in writing of any changes to such information. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund’s communication with persons who are shareholders.

(3) The Fund shall not use any advertisements or other sales materials that have not been (i) submitted to RCM for its review and approval, and (ii) file with the appropriate regulators.

(4) The Fund represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relative to RCM and the services it provides that are based upon written information furnished by RCM expressly for inclusion therein) of the Fund shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM, pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

(5) Other Broker-Dealers. RCM in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Fund. In making agreements with such dealers, RCM shall act only as principal and not as agent for the Fund. The form of any such dealer agreement shall be mutually agreed upon and approved by the Fund and RCM.

(6) Services Not Exclusive. The services furnished by RCM hereunder are not to be deemed exclusive and RCM shall be free to furnish similar services to others so long as the RCM services under this Agreement are not impaired thereby.

(7) Expenses of the Fund. The Fund shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Fund including, but not limited to: (i)fees and disbursements of counsel and independent public accountant;(ii) the preparation and mailing of annual and interim reports; Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Fund; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund pursuant to Paragraph 3(b) hereof; and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the fund shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. RCM does not assume responsibility for any expenses not assumed hereunder.

(8) Compensation. As compensation for the services performed and the expenses assumed by RCM under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Fund shall pay RCM, as promptly as possible after receipt of a quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

(9) Share Certificates. The Fund shall not issue certificates representing Shares unless requested to do so by a shareholder. If such request is transmitted through RCM, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as RCM shall from time to time direct.

(10) Representations, Warranties and Covenants of RCM.

(1) RCM is an independent contractor and shall be an agent of the Fund only with respect to the sale and redemption of Shares.

(2) RCM hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

a. it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

b. this Agreement has been duly authorized, executed and delivered by RCM and, when executed and delivered, will constitute a valid and legally binding obligation of RCM, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

c. it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

d. it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

(3) In connection with all matters relating to this Agreement, RCM will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

(4) RCM shall promptly notify the Fund of the commencement of any litigation or proceedings against RCM or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

(11) Representations, Warranties and Covenants of the Fund.

(1) The Fund hereby represents and warrants to RCM, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

a. it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

b. this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

c. it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

d. the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

e. the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

f. the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM pursuant to this Agreement shall be true and correct in all material respects.

(12) Indemnification.

a. The Fund agrees to indemnify, defend, and hold RCM, its officers and directors, and any person who controls RCM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that RCM its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i)alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) alleged omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Fund to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect RCM against any liability to the Fund or its shareholders to which RCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b. The Fund shall not be liable to RCM under this Agreement with respect to any claim made against RCM on any person indemnified unless RCM or other such person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon RCM or such other person (or after RCM or the person shall have received notice of service on any designated agent.) However, failure to notify the fund of any claim shall not relieve the Fund from any liability that it may have to RCM or any other person against whom such action is brought otherwise than on account of this Agreement.

c. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Fund agrees to promptly notify RCM of the commencement of any litigation or proceedings against it or any its officers or directors in connection with issuance or sale of any of its Shares.

d. RCM agrees to indemnify, defend, and hold the Fund, its officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Fund, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from RCM’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by RCM to the Fund for use in the Registration Statement, Prospectus or SAI or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

e. RCM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if RCM elects to assume the defense, the defense shall be conducted by counsel chosen by RCM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that RCM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If RCM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

(13) Duration and Termination.

a. This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Fund’s Board who are neither interested persons (as defined in the 1940 Act) of the Fund (“Independent trustees/directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

b. Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to RCM or by RCM at any time, without the payment of any penalty, on sixty days written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

(14). Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Fund; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors.

(15). Limitation of Liability. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by officers of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund. A copy of the Agreement and Declaration of Trust is on file with the Secretary ofthe State of Ohio.

(16). Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

(17). Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

(18). Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

(19) Anti-Money Laundering Compliance.

(1) Each of RCM and Fund acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

(2) RCM shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by RCM with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

(3) Each of RCM and Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). RCM undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of RCM’s AML Operations, and related books and records to the extent they pertain to RCM’s services hereunder. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of

RCM’s AML Operations, books or records pertaining to other Funds or services of RCM.

(20). Privacy. In accordance with Regulation S-P, RCM will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund or any Fund regarding any Fund shareholder; provided, however, that RCM may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to RCM. RCM shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Fund represents to RCM that it has adopted a privacy policies and practices as required by Regulation S-P and agrees to provide to RCM a copy of that statement annually. RCM agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

	Attest:	Neiman Funds

By:	/s/ Daniel Neiman	By: /s/ Harvey Neiman
Title:	Secretary / Treasurer	Title: President

	Attest:	Rafferty Capital Markets, LLC
By:	/s/ Melissa Mancuso	By: /s/ Lawrence Rafferty
Title:	Assistant	Title: Director

SCHEDULE A to the DISTRIBUTION AGREEMENT between

Neiman Funds & Rafferty Capital Markets, LLC

Pursuant to Section 1 of the Distribution Agreement among the Neiman Funds (“Fund”) and Rafferty Capital Markets, LLC (“RCM”), the Fund hereby appoints RCM as its agent to be the principal underwriter of the Fund with respect to its following series:

Neiman Large Cap Value Fund Neiman Balanced Allocation Fund

Dated July 1, 2010

SCHEDULE B

     The service fee schedule, (as stated in the Compensation Section of the Distribution Agreement), for Distribution services provided by Rafferty Capital Markets, LLC (“RCM”) for the Neiman Funds is:

  $15,000 per annum for the first Portfolio; $3,000 per annum for each additional Portfolio. *
  $150 per advertising piece for review and FINRA filing plus pass along of FINRA filing fees plus the FINRA fees of $100 for first 10 pages of any piece and $10 for each additional page; FINRA charges $500 for expedited review.
  $1,000 annual fee per FINRA registered reps employed by the Fund wherein RCM is asked to carry the FINRA license.
  If applicable, RCM will pass-along any NSCC fees for Fund/SERV processing required by the Fund.

All fees are billed and payable on a quarterly basis.

* $3,000 discount on the first series of the Fund for the first 12 months.